UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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David S. Taylor Chairman of the Board, President and Chief Executive Officer

Friends of P&G,

We issued our third letter today in the series of letters to P&G shareholders about the ongoing proxy contest with Trian.

Before commenting on the letter, I want to acknowledge that we’ve heard your feedback regarding the many proxy voting materials you have received. We recognize it’s a lot, because that’s what happens in proxy contests, and it will continue until the October 10 Annual Shareholder Meeting. The volume is especially heavy for P&G employees, retirees, and alumni who receive the bulk of the mailings because of substantial stock ownership. We thank you for your patience during this unusual time, and ask for your help to continue voting.

In the letter you and all shareholders will soon receive, we reinforce a few key points:

•	P&G is a profoundly different Company than it was just a few years ago. We are executing a winning strategy that is working, and now is the time to focus on accelerating momentum.

•	The P&G Board has the skills and experience to continue successfully overseeing the execution of the plan in place. We regularly refresh our Board and add new Directors who can best help advance the strategy to deliver value for all P&G shareholders.

•	We’ve done our homework and concluded that Nelson Peltz is not right for the P&G Board. The overwhelming feedback we received from investors, analysts, and executives was clear: Mr. Peltz would not be helpful to P&G’s Board, management team, and employees that are successfully executing a plan that has the Company on the right track. He has an outdated view of P&G and our industry, and is focused on his own agenda simply to meet the expectations of his limited partners. Adding an activist investor like Mr. Peltz risks undoing what we’ve done and derailing the progress we are making to deliver for all P&G shareholders.

By now, these points are familiar to you. But I want to reinforce one more point, and that’s how much I believe in the power of P&G people–who are building our business now and in the future–the same way P&G people like you built our past success.

P&G people are now executing the most significant transformation in our Company’s history. They met or exceeded our objectives for the past fiscal year. They delivered strong shareholder returns in the past two years–well above the vast majority of peers.

I strongly believe it is in the best interest of our Company, our shareholders, and each of us who care about P&G and the communities in which we live and work, to VOTE BLUE–because it is a vote for BOTH strong shareholder returns in the short-, mid- and long-term AND a vote for P&G people... and the long blue line of P&G people like you who built this great Company.

Thank you for your continued support of P&G.

Sincerely,

David Taylor

Chairman, President and Chief Executive Officer

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The Procter & Gamble Company

One Procter & Gamble Plaza, Cincinnati, OH 45202